Exhibit 23.4

[FROST & SULLIVAN LOGO]
2400 Geng Road, Suite 201
Palo Alto, CA 94303
Tel: 650.475.4500  Fax: 650.475.1571
www.frost.com

July 19, 2007
Mr. Michael McAdam
General Counsel
DemandTec, Inc.
1 Circle Star Way, Suite 200
San Carlos, CA 94070
Re:	Consent to reference the report of Frost & Sullivan
Dear Mr. McAdam:
     We hereby consent to the inclusion in the registration statement on Form S-1 of DemandTec, Inc. (the “Company”) for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our report titled “World Retail Application Software Markets,” dated February 17, 2006 (the “Report”) and to references to our firm’s name therein. In giving such consent, we represent that, to our knowledge, the statements made in such Report are accurate and fairly present the matters referred to therein.
Sincerely,
Frost & Sullivan
/s/ Craig Hays
Name: Craig Hays
Title: Director of Sales